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                               FIRST AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "First Amendment") is made and entered into effective as of October 24, 1997, by and among WHEELS SPORTS GROUP, INC., a North Carolina corporation ("Parent'), HP ACQUISITION COMPANY, a North Carolina corporation ("HPAC"), HIGH PERFORMANCE SPORTS MARKETING, INC., a North Carolina corporation ("High Performance"), RANDY C. BAKER and DAVID W. DUPREE (collectively,
"Shareholders").

                              Statement of Purpose

         Parent, HPAC, High Performance and the Shareholders are parties to that certain Agreement and Plan of Reorganization dated as of October 3, 1997 (the "Agreement") and desire to enter into this First Amendment to amend certain provisions of the Agreement. All capitalized terms used and not otherwise defined in this First Amendment have the meanings assigned to them in the Agreement.

         Therefore, the parties hereto agree as follows:

         A. Amendments to Agreement. The following amendments to the Agreement are effective as of the date of this First Amendment:

         1. Decrease in Amount of Additional Cash Consideration; Increase in Amount of Bonus. The following amendments are made to (i) decrease the amount of the Additional Cash Consideration by $328,000 form $2,000,000 to $1,672,000;
(ii) decrease the amount of the Merger Consideration by $328,000 from $10,250,000 to $9,922,000; and (iii) increase the amount of the bonus to be paid to David W. Dupree prior to Closing by $328,000 from $58,000 to $368.000.

                  (a) The amount of the Merger Consideration (as set forth in Article 2.6 of the Agreement) is hereby reduced by $9,922,000.

                  (b) The amount of the Additional Cash Consideration (as set forth in Article 2.6(d) of the Agreement) is hereby reduced to $1,672,000.

                  (c) In Article 3.17, the amount of the bonus to be paid to David Dupree prior to Closing is hereby increased to $386,000.

                  (d) In Article 5.7, the amount of the bonus to be paid to David Dupree prior to Closing is hereby increased to $386,000.

                  (d) In Article 11.3(a), the amount of the Additional Cash Consideration to be delivered to Acquirors is hereby reduced to $1,672,000.


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         2.       Additional Covenant of Acquirors.  The following is hereby added to the Agreement as Article 6.2:

                  6.2 GUARANTIES OF SHAREHOLDERS. Acquirors covenant and agree that they shall use their best efforts promptly after Closing to cause Shareholders to be relieved and fully released from any personal obligations either Shareholder may have pursuant to guaranties executed by either Shareholder in connection with any contractual or financial commitments of High Performance (other than obligations of High Performance of Shareholders under this Agreement).

B.       Miscellaneous.

         1. Ratification of Agreement. Other than as expressly modified by this First Amendment, all terms of the Agreement are hereby affirmed and ratified.

         2. Counterparts. The First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         3. Governing Law. This First Amendment shall be governed by the laws of the State of North Carolina applicable to agreements made and to be performed entirely within North Carolina.

         The parties have executed and delivered this First Amendment as of the date first written above.

                                        WHEELS SPORTS GROUP, INC.

                                        By:  /s / Howard L. Correll
                                            ----------------------------
                                             Howard L. Correll, CEO

                                        HP ACQUISITION COMPANY

                                        By:  /s/ Howard L. Correll
                                            ----------------------------
                                             Howard L. Correll, CEO

                                        HIGH PERFORMANCE SPORTS MARKETING, INC.

                                        By:  /s/ Randy C. Baker
                                            -----------------------------
                                             Randy C. Baker, President

                                             /s/ Randy C. Baker
                                            -----------------------------
                                             RANDY C. BAKER

                                            /s/ David W. Dupree
                                            -----------------------------
                                             DAVID W. DUPREE